EXHIBIT 3.2

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

KEMPHARM, INC.

KEMPHARM, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is KEMPHARM, INC.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 28, 2014.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions approving amendments to the Corporation’s Amended and Restated Certificate of Incorporation (as previously amended, the “Restated Certificate”) as follows:

1.	Article V of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“ARTICLE V.

Section 1. The Corporation is authorized to issue 255,883,000 shares of stock, consisting of 143,200,000 shares of common stock (“Common Stock”), with a par value of $0.0001 per share, and 112,683,000 shares of preferred stock (“Preferred Stock”), with a par value of $0.0001 per share, of which 9,705,000 shares are designated Series A Convertible Preferred Stock (“Series A Preferred Stock”), 6,220,000 shares are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), 18,558,000 shares are designated Series C Convertible Preferred Stock (“Series C Preferred Stock”), 75,000,000 shares are designated Series D Convertible Preferred Stock (“Series D Preferred Stock”) and 3,200,000 shares are designated Series D-1 Convertible Preferred Stock (“Series D-1 Preferred Stock” and, together with the Series D Preferred Stock, the “Senior Preferred Stock”). The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and each series of Preferred Stock are as set forth below.

Section 2. Effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment that includes this paragraph, each 7.5 shares of issued and outstanding Common Stock of the Corporation shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one validly issued, fully paid and non-assessable share of Common Stock of the Corporation (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (on the date that the Reverse Stock Split is effective and after giving effect to the foregoing Reverse Stock Split) as determined by the Board rounded up to the nearest whole cent.

Section 3. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Stock Split shall be effected on a certificate-by-certificate basis. The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split. All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock, set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended to date, shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.”

FOURTH: Thereafter, pursuant to a resolution by the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation and approved by such stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, KemPharm, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer dated as of this 2nd day of April, 2015.

KEMPHARM, INC.

By:	/s/ Travis C. Mickle, PhD
Travis C. Mickle, PhD President and Chief Executive Officer